               Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 24, 2000, relating to the financial statements and financial highlights which appears in the November 30, 1999 Annual Report to Shareholders of Alliance International Premier Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports" and "General Information - Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
October 23, 2000





























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